Exhibit 8.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of the January 20, 2017, by and between MEDIVIE USA Inc. (the “Issuer”) whose address and other information appear on the Information Sheet (as defined herein) attached to this Agreement, and VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Issuer proposes to sell up to $10,000,000 (the “Offering Amount”) of the Issuer’s shares of common stock (the “Securities”) to investors (the subscribers of the Securities pursuant to this offering are hereinafter referred to as “Investors”), in an offering pursuant to Regulation A on a “best efforts basis” (the “Offering”) with multiple crowdfunding platforms (the “Platforms”);

WHEREAS, the Issuer proposes to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the platforms in connection with such private offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to establish a special bank account at Citibank, N.A. (the “Bank”) into which the subscription monies, which are received by the Escrow Agent from Issuer and credited to the Escrow Account, are to be deposited.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.          Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2.          Establishment of the Bank Account.

2.1           The Escrow Agent shall establish a non-interest-bearing bank account at the branch of Bank selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks or wire transfers) which are received by the Platforms from prospective purchasers of the Securities and are delivered by the Platform to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system and (c) the disbursement of collected funds, all as described herein.

2.2           On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Issuer shall notify the Escrow Agent in writing of the date of the commencement of the Offering (the “Effective Date”), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

2.3           The “Offering Period,” which shall be deemed to commence on the Effective Date, shall consist of the number of calendar days or business days set forth on the Information Sheet. The Offering Period shall be extended at the Issuer’s discretion (an “Extension Period”) only if the Escrow Agent shall have received written notice thereof prior to the expiration of the Offering Period. The Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Offering Period, shall consist of the number of calendar days or business days set forth on the Information Sheet. The last day of the Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as herein above provided), is referred to herein as the “Termination Date”. Except as provided in Section 4.3 hereof, after the Termination Date, the Platforms shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

3.          Deposits to the Bank Account.

3.1           The Platforms shall promptly deliver to the Escrow Agent all monies which it receives from prospective purchasers of the Securities, which monies shall be in the form of checks or wire transfers, provided however that "Cashiers" checks and "Money Orders" must be in amounts greater than $10,000; Cashiers checks or Money Orders in amounts less than $10,000 shall be rejected by the Escrow Agent. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “Medivie USA Inc.” Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Platforms (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

3.2           Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts”. The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Upon request of the Escrow Agent the Issuer shall provide in writing the name and address of the prospective purchaser, the amount of Securities subscribed for by such purchase, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information”).

3.3           If the foregoing Subscription Information is not provided the Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks or wire transfers representing payments by prospective purchasers until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

3.4           The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.5           Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Fund.”

3.6           If the Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by the Issuer.

4.          Disbursement from the Bank Account.

4.1           The Escrow Agent shall promptly disburse the Fund, by drawing checks or by making a transfer by wire on the Bank Account in accordance with the instructions annexed hereto as Exhibit B to besigned by the Issuer.

4.2           Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

5.          Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1           The Escrow Agent shall notify the Issuer, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2           The Escrow Agent shall not be responsible for the performance by the Issuer of its respective obligations under this Agreement.

5.3           The Escrow Agent shall not be required to accept from the Platforms any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Platforms except as to the amount of such payments; however, the Escrow Agent shall notify the Issuer within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4           The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Platforms any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

5.5           If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

5.6           The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

5.7           The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

6.          Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Issuer and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Issuer specifying a date when such resignation shall take effect and upon delivery of the Fund to the successor escrow agent designated by the Issuer in writing. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Company fails to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser, without interest thereon or deduction. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Fund. The Company shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

7.          Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

7.1           No party other than the parties hereto, Thunder Crowd Capital, LLC and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2           No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

7.3           The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities set forth in such Subscription Information.

7.4           All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5           The Issuer has retained a third party to implement and establish reasonable controls and perform required due diligence to comply with "Know Your Customer" regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

8.          Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

9.          Indemnification and Contribution.

9.1           The Issuer (the “Indemnitor”) agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

9.2           If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

9.3           The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10.        Termination of Agreement. This Agreement shall terminate on the final disposition of the Fund pursuant to Section 4, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11.       Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

12.        Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Issuer, at its respective address set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

13.        Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

14.        Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

15.        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

VSTOCK TRANSFER, LLC

By:
Name: Ben Rael-Brook
Title: CEO

MEDIVIE USA INC.

By:
Name:
Title:

EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

1.            The Issuer

Name: Medivie USA Inc.

Address: 11319 Maple Street, Los Alamitos, CA 90720

Telephone: 97 (252) 233-4525

2.            Platform

Name: crowdfondue

Address: 18 E. 41st Street, 14th Floor, NY NY 10017

Telephone:646.502.7001/646.607.5544

Platform

Name:

Address:

Telephone:

3.            The Securities

Description of the Securities to be offered common stock which Maximum offering of 2,000,000 Common shares of which 600,000 shares will be sold by the existing shareholders plus up to 160,000 shares for placement agent=total of 1,560,000 common shares – for more details please refer to the reg A+ offering.

4.            Plan of Distribution of the Securities

Initial Offering Period: 1 year from the reg A+ qualification.

Extension Period, if any:

5.            Title of Escrow Account

“Medivie USA Inc.”

6.            Escrow Agent Fees and Charges

$2,500 payable at the initial closing of the Offering. In addition, the Escrow Agent shall be paid a fee of $500.00 for each additional closing. Should the Escrow Agent continue for more than one year, the Escrow Agent shall receive a fee of $200.00 per month, payable in advance or the first business day of the month.

Additional distribution charges:

$10.00 per check

$25.00 per wire

$25.00 per check returned (bounced) check

$50.00 lost check replacement fee

EXHIBIT B

DISBURSEMENT INSTRUCTIONS

ESCROW DIRECTION INSTRUCTIONS

MEDIVIE USA INC.

Date: January 20, 2017

VSTOCK TRANSFER, LLC

18 Lafayette Place

Woodmere, New York 11598

Ladies and Gentlemen:

Reference is made to that certain Escrow Agreement (the “Escrow Agreement”) dated as of January 20, 2017 by and between MEDIVIE USA INC. (the “Company”), and VStock Transfer, LLC (the “Escrow Agent”). The Company has established an escrow account (the “Escrow Account”) for receipt of the proceeds related to the sale of shares of the Company’s common stock under an ongoing Regulation A+ offering (the “Offering”). The Escrow Account is maintained by the Escrow Agent at Citibank, N.A.

The Company is providing this letter to you, the Escrow Agent, in connection with a financing transaction between the Company and Thunder Crowd Capital, LLC (“TCC”). This letter is being delivered to you as a condition of such financing transaction, and is irrevocable.

You are hereby irrevocably authorized, directed and instructed to disburse to TCC all funds received in the Escrow Account (net of any fees and costs you are entitled to deduct under the terms of the Escrow Agreement) promptly after such time or times that the Escrow Account has a balance of $100,000 or more, or at such other time as TCC may request, until TCC has received disbursements totaling $250,000 and thereafter one-third of all funds received in the Escrow Account (the balance may be disbursed at the Company’s direction) until TCC is in receipt of an additional $125,000 (for an aggregate of $375,000). Such disbursements shall be made to TCC by wire transfer in accordance with the wire instructions set forth as Exhibit “A” hereto. In addition, you are hereby authorized, directed and instructed to provide information and updates on the Escrow Account (including, without limitation, deposits and disbursements) as reasonably requested by TCC.

TCC’s ability to receive disbursements from the Escrow Account in a timely manner is a material obligation of the Company. Your firm is hereby irrevocably authorized, directed and instructed to disburse all funds received in the Escrow Account in accordance with this letter without any further action or confirmation by the Company or anyone else. You hereby agree to the forgoing, and agree to comply with such authorization, direction and instruction without any further action or confirmation by the Company.

Each of the Company and TCC understands that the Escrow Agent shall not be required to disburse any funds from the Escrow Account if such disbursement would be prohibited or stopped pursuant to a court order.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

TCC is intended to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of TCC.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,

MEDIVIE USA INC.

By:

Name: Benjamin Rael-Brook

Title: CEO

ACKNOWLEDGED AND AGREED:

VStock Transfer, LLC

By:

Name:

Title: